840 Putnam Global Utilities Fund, as of February 28, 2014 semiannual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows

72DD1 (000s omitted)

Class A	2,232
Class B	42
Class C	31
Class M	12

72DD2 (000s omitted)

Class R	14
Class Y	47

73A1

Class A	0.134
Class B	0.090
Class C	0.092
Class M	0.106

73A2

Class R	0.118
Class Y	0.148

74U1 (000s omitted)

Class A	16,333
Class B	452
Class C	339
Class M	109

74U2 (000s omitted)

Class R	112
Class Y	376

74V1

Class A	12.01
Class B	11.96
Class C	11.91
Class M	11.99

74V2

Class R	11.97
Class Y	12.01
Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant Series.